EXHIBIT 99.1

NEWS NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.
DELIVERS
2011 FISCAL RESULTS

FORT LAUDERDALE, FL, July 15, 2011 . . . National Beverage Corp. (NASDAQ:FIZZ) today released financial results –

For the fiscal year ended April 30, 2011:

·	Sales increased to $600 million.

·	Net income increased 24% to $40.8 million, or $.88 per share.

·	EBITDA* increased to $74 million from $63.6 million.

For the fourth quarter, net sales grew to $152.1 million and net income increased 20% to $11.1 million, or $.24 per share.

“Steadfast in our goal to provide ‘value’ to our consumers, we are extremely proud to deliver significant earnings growth, particularly in light of the challenging U.S. economy.  Notwithstanding the fact that the modest sales increase for FY 2011 did not meet our targeted organic growth plan, Team National’s diligence in the execution of our Margin Management strategies continued to deliver, even during a period of softness within the U.S. carbonated soft drink market,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

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8100 SW Tenth Street Suite 4000 Fort Lauderdale, Florida 33324	Phone: 877-NBC-FIZZ www.nationalbeverage.com

National Beverage Corp.

“Tomorrow’s refreshment beverages will all be judged on functionality and efficacy.  Team National is keenly aware of its commitment to be innovative and creative in the development of these beverages . . . for certain,” he continued.

“At this writing, two-thirds into our first quarter of FY 2012, we continue to ‘track’ the strategy that rewards our consumers and investors alike . . . a company that is committed to creating ‘value’, whether in a package or in the investors’ portfolio,” concluded Caporella.

National Beverage is highly innovative as a pace-setter in the changing soft-drink industry, featuring refreshment products that are geared toward the lifestyle/health-conscious consumer.  Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

While extremely proud of our company and these results . . . Team National would also like to share ‘feelings’ relative to the True Grit of our heritage . . . see attached.

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8100 SW Tenth Street Suite 4000 Fort Lauderdale, Florida 33324	Phone: 877-NBC-FIZZ www.nationalbeverage.com

National Beverage Corp.

“How does a seasoned, mature, businessman, CEO . . . express jubilance over delivering the best earnings ever, while his company’s common stock is reflecting those earnings – after giving his shareholders the largest cash dividend ever . . . and not allow the dilemma of the current political and economic climate to severely affect that jubilance?” queried Nick A. Caporella, Chairman and Chief Executive Officer, overheard speaking to a group last evening.

“Team National is thrilled to have delivered these results, considering the challenges of the past year . . . but what about that soldier in Afghanistan who nearly died that knows his family is terrorized by threats of not getting a much needed paycheck or the millions of fixed income people who are threatened by lack of payment?  How can we be proud of that?” Caporella went on.

“This past June 19th, I celebrated 52 years in business and 35 of those as a public company CEO.  Since 9-11, it is quite common to hear the words ‘terror’ or ‘terrorists’, but as an extremely proud American . . . I never thought I would listen to Americans threaten and terrorize other Americans.  Awful . . .”

“My wish is that we could celebrate our great performance and continue doing so in a better climate . . . where the mood was to live the American Dream in this great land of opportunity . . . when millions before us came with a gleam in their eye, anxious to be free and have the opportunity afforded by the greatest English word ever defined by Webster – A M E R I C A!” concluded Caporella.

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8100 SW Tenth Street Suite 4000 Fort Lauderdale, Florida 33324	Phone: 877-NBC-FIZZ www.nationalbeverage.com

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Fourth Quarter and Fiscal Year Ended
April 30, 2011 and May 1, 2010
(in thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	April 30,	May 1,	April 30,	May 1,
	2011	2010	2011	2010

Net Sales	$152,110	$149,601	$600,193	$593,465

Net Income	$11,087	$9,211	$40,754	$32,853

Net Income Per Share
Basic	$.24	$.20	$.88	$.71
Diluted	$.24	$.20	$.88	$.71

Average Common Shares
Outstanding:
Basic	46,229	46,148	46,188	46,065
Diluted	46,388	46,334	46,373	46,294

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings.  The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

*Reconciliation of Net Income (GAAP) to EBITDA (Non-GAAP)
The Company reports its financial results in acccordance with accounting principles generally accepted in the United States ("GAAP").  Management believes, however, that certain non-GAAP financial measures, such as EBITDA, may provide users of this financial information with additional insights into the operating performance of the business and to also serve as a widely accepted measure for comparing operating performance with other companies with different capital structures.

	Fiscal Year Ended
	April 30,	May 1,
	2011	2010

Net Income (GAAP)	$40,754	$32,853
Depreciation and Amortization	11,356	12,350
Interest (Income) Expense - Net	(41)	(109)
Provision for Income Taxes	21,896	18,532
EBITDA (Non-GAAP)	$73,965	$63,626

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8100 SW Tenth Street Suite 4000 Fort Lauderdale, Florida 33324	Phone: 877-NBC-FIZZ www.nationalbeverage.com